UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): July 19, 2016

The Enviromart Companies, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-54758	45-5529607
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

160 Summit Avenue

Montvale, NJ  07645

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(201) 782-0889

(ISSUER TELEPHONE NUMBER)

_________________________________________________

 (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      .Written communications pursuant to Rule 425 under the Securities Act

      .Soliciting material pursuant to Rule 14a-12 under the Exchange Act

      .Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

      .Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

SECTION 1 – Registrant’s Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement

SECTION 3 – Securities and Trading Markets

Item 3.02 - Recent Sales of Unregistered Securities

SECTION 5 – CORPORATE GOVERANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

On July 20, 2016, the Registrant closed the sale of the its sole operating subsidiary, Enviromart Industries, Inc., to Michael R. Rosa, a significant shareholder who is the former CEO and founder of the Registrant, as contemplated by that certain Stock Purchase and Sale Agreement (“SPA”) with Michael R. Rosa and Enviromart Industries, Inc. dated March 21, 2016. Although the closing occurred on July 20, 2016, under the terms of the SPA, it was effective as of April 1, 2016.

In consideration for the transfer of the operating subsidiary to Mr. Rosa, Mr. Rosa surrendered the 13,657,500 shares of Registrant common stock then owned by him.  These shares will be returned to the status of authorized and unissued shares.  In addition, Mr. Rosa and Enviromart Industries, Inc. agreed to assume and discharge any and all liabilities of the Registrant existing as the closing date. The consideration to be received by the registrant in consideration of the sale of the operating subsidiary was determined primarily by reference to that certain Agreement between the Registrant, Mr. Rosa and Mark Shefts, dated July 14, 2014 (“Break-up Agreement”). The Break-up Agreement was originally disclosed in the Registrant’s Current Report on Form 8-K filed July 18, 2014, which is incorporated herein by this reference.

Effective upon the closing of the purchase and sale transaction (July 20, 2016), George Adyns resigned from all offices of the Registrant held by him.

On June 6, 2016, the registrant sold 2.1 million shares of stock for $12,500 ($.006 per share) and issued 1 million shares for services valued at $8,500 ($.008 per share), in each case to accredited investors.

On July 19, 2016, the Registrant issued an aggregate of 10 million shares of common stock, 5 million of which shares in exchange for services and 5 million of which were issued in consideration of an agreement to pay for the Corporation’s audit, tax and accounting fees for the 2016/2017 reporting year, and provide office space and accounting services to the Corporation. Each of the share recipients are accredited investors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

The Enviromart Companies, Inc.

By: /s/Laurence H. King

Name: Laurence H. King

Title: Chairman

Dated: July 25, 2016

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